UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      May 22, 2014

ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File Number: 001-10212

2301 Patriot Blvd.
Glenview, Illinois 60026
(224) 521-8000
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers

At the 2014 annual meeting of stockholders held on May 22, 2014, Anixter International Inc. (the "Company") stockholders approved the Anixter International Inc. 2014 Management Incentive Plan (the “Incentive Plan”), which replaces the existing Management Incentive Plan which was approved by stockholders in 2004 and by its terms expired at the 2014 annual meeting. The Incentive Plan retains the same material provisions as the expiring Management Incentive Plan and will apply to awards granted to eligible employees in 2015 and future years.

The primary objectives of the Incentive Plan are: (1) to attract, motivate, and retain high-caliber individuals by providing competitive annual incentive opportunities; and (2) to provide an incentive to key employees of the Company who have significant responsibility for the success and growth of the Company.

The Incentive Plan will be administered by the Compensation Committee of the Company’s Board of Directors, which will consist exclusively of two or more non-employee directors. The Incentive Plan provides, for each fiscal year of the Company (a “Plan Year”), an award pool equal to 3% of the Company’s operating income before extraordinary and nonrecurring items reported on the Company’s consolidated statements of operations for the Plan Year. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant. The total amount of all awards under the Incentive Plan for any Plan Year may not exceed 100% of the amount in the award pool for that Plan Year, and the maximum award for any participant in a given Plan Year may not exceed 50% of the applicable award pool.

Payment of all awards under the Incentive Plan will be made in cash after the end of the applicable Plan Year. The Compensation Committee may, in its discretion, authorize payment to a participant of less than the participant’s maximum award or may provide that a participant may receive no award at all. In exercising its discretion, the Compensation Committee will consider such factors as it deems appropriate. It is intended that the Compensation Committee will exercise its discretion to adjust the award payments downward on the basis of achievement of performance goals contained in the annual budget for the applicable Plan Year.

Bonuses payable under the Incentive Plan for 2015 and future Plan Years cannot currently be determined because they will depend on the Company’s level of attainment of certain financial metrics and any exercise of discretion by the Compensation Committee to limit or reduce a participant’s award. If the Incentive Plan had been in effect for the 2013 fiscal year, then assuming the same performance criterion and the use of discretion to adjust the amounts as used for 2013 under the Management Incentive Plan, the bonuses that would have been paid to the participants under the Incentive Plan are the same amounts that were paid to them under the Management Incentive Plan for 2013.

Unless terminated earlier, the Incentive Plan will remain in effect for a period of ten years from the date of stockholder approval. Upon termination of the Incentive Plan, the right to grant awards under the Incentive Plan will terminate. Prior to that date, the Compensation Committee may amend, modify, or terminate the Incentive Plan, in whole or in part, subject to the terms of the Incentive Plan. Any amendment or revision that would cause the Incentive Plan to fail to comply with any requirement of applicable law, regulation, or rule if it were not approved by stockholders will not be effective unless the stockholders of the Company approve the amendment or revision.

The foregoing brief description is qualified in its entirety by the text of the Incentive Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders was held on May 22, 2014. In connection with the meeting, proxies were solicited pursuant to the Securities and Exchange Act of 1934. The following are the voting results on proposals considered and voted upon at the meeting, all of which were described in the Company’s 2014 Proxy Statement filed on April 18, 2014.

(1) The Directors of the Company were elected as follows:

	VOTES
	FOR	AGAINST	ABSTAINED	BROKER NON-VOTES
Lord James Blyth	27,816,134	355,695	11,481	1,691,191
Frederic F. Brace	27,937,628	233,900	11,782	1,691,191
Linda Walker Bynoe	27,202,772	976,187	4,351	1,691,191
Robert J. Eck	28,016,240	156,548	10,522	1,691,191
Robert W. Grubbs	28,003,651	169,236	10,423	1,691,191
F. Philip Handy	27,825,350	346,440	11,520	1,691,191
Melvyn N. Klein	27,824,937	347,321	11,052	1,691,191
George Muñoz	27,932,450	238,121	12,739	1,691,191
Stuart M. Sloan	27,826,760	345,858	10,692	1,691,191
Matthew Zell	27,996,862	175,402	11,046	1,691,191
Samuel Zell	27,181,454	876,823	125,033	1,691,191

(2) An advisory proposal on the compensation of the Company’s named executive officers was approved by a vote of 27,735,074 shares “for” and 421,903 shares “against” with 26,333 shares abstaining. There were 1,691,191 broker non-votes.

(3) The Anixter International Inc. 2014 Management Incentive Plan was approved by a vote of 27,600,011 shares "for" and 556,940 shares "against" with 26,359 shares abstaining. There were 1,691,191 broker non-votes

(4) The stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2014 by a vote of 29,710,191 shares “for” and 160,226 shares “against” with 4,084 shares abstaining.

Item 9.01.    Financial Statements and Exhibits

Exhibits No.     Description
10.1        2014 Management Incentive Plan effective May 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIXTER INTERNATIONAL INC.

May 29, 2014	By: /s/ Theodore A. Dosch
Theodore A. Dosch
Executive Vice President - Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2014 Management Incentive Plan effective May 22, 2014.